Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK

The following is a description of the capital stock of Royal Caribbean Cruises Ltd. (“us,” “our,” “we” or the “Company”). Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange under the symbol “RCL.”

The following summary description of the terms of our capital stock is not complete and is qualified by reference to our Articles of Incorporation, as amended (“Articles of Incorporation”), and our Amended and Restated By-Laws, as amended (“By-Laws”), both of which are exhibits to our Annual Report on Form 10-K.

Common Stock

General
Our directors generally have the power to cause shares of our common stock to be issued for any corporate purpose.

All of the rights of our common stock are subject to any rights of preferred stock.

Voting Rights
Holders of our common stock are entitled to one vote per share on all matters submitted to our shareholders, and unless the Business Corporation Act of Liberia (the “BCA”) otherwise provides, and subject to any rights of holders of preferred stock, the presence in person or by proxy of shareholders holding between them shares having a majority of the votes entitled to be cast at any meeting of shareholders will generally constitute a quorum for the transaction of business at that meeting, but if a meeting is reconvened twice for lack of a quorum then the quorum for the transaction of business at the second reconvened meeting is one third of the votes entitled to be cast at such meeting. We cannot subject the holders of our common stock to further calls or assessments. Under our Articles of Incorporation, holders of our common stock have no preemptive rights. Holders of our common stock are not entitled to cumulative voting for directors, subscription or conversion rights.

Neither Liberian law nor our Articles of Incorporation nor any of our other organizational documents limit the right of persons who are not citizens or residents of Liberia to hold or vote our common stock. However, in June 2000, our Articles of Incorporation were amended to prohibit any person, other than A. Wilhelmsen AS and Cruise Associates or their permitted transferees, from beneficially owning, as determined for purposes of Section 883(c)(3) of the United States Internal Revenue Code of 1986 as amended, and the regulations promulgated thereunder, shares that give such person in the aggregate more than 4.9% of the relevant class or classes of our stock that trade on an established securities market, unless such person is given an exemption by us.

Dividends
Holders of our common stock have a right, pro rata based on number of shares held, to receive dividends when declared by our board of directors out of funds legally available for the distribution of dividends, subject to any rights of holders of preferred stock.

Sales of Assets, Liquidation and Mergers
Under the BCA, the sale of all or substantially all of our assets and any decisions by us to liquidate or dissolve must be approved by the holders of two-thirds of the outstanding shares entitled to vote thereon. Holders of only one-half of the outstanding shares of our common stock may elect to institute judicial dissolution proceedings on our behalf under the BCA on certain grounds. In the event of our liquidation or dissolution, the holders of our common stock will be entitled to share pro rata, based on the number of shares held, in the net assets available for distribution to them, after we have paid amounts owed to all creditors and we have paid holders of our outstanding preferred stock the liquidation preferences to which they are entitled.

Under the BCA, the holders of a majority of the outstanding shares entitled to vote thereon generally need to approve a merger or consolidation involving us (other than a merger or consolidation with certain of our subsidiaries of which we own at least 90%, and other than certain mergers following tender offers). If more than one class of stock is outstanding at the time of a merger, a separate class vote may also be required.

Call of Meetings
Our By-Laws provide that special meetings of our shareholders can be called at any time by either our board of directors or the Chief Executive Officer, and shall be called at any time by our Secretary at the request of our

Exhibit 4.2
shareholders holding at least 50% of the votes entitled to be cast at the meeting. In addition, under the BCA, our shareholders holding 10% of the shares entitled to vote in an election of directors or more may call for a meeting of shareholders if there has been a failure to hold an annual meeting.

Election of Directors
Our directors are elected, at either any annual meeting or any special meeting, by a majority of the votes cast by shareholders entitled to vote, and cumulative voting is not permitted. Vacancies on our board of directors are filled by the vote of a majority of the remaining board members for the unexpired term. Directors are elected for one-year terms.

Amendments to Our Articles of Incorporation and By-Laws
Any amendment to our Articles of Incorporation or any amendment to our By-Laws by our shareholders generally requires the authorization by affirmative vote of the holders of not less than two-thirds of all outstanding shares entitled to vote. This requirement does not apply to: (1) an amendment to change the authorized number of shares of stock; (2) an amendment to change our registered agent or registered address; or (3) an amendment for establishing and designating the shares of any class or of any series of any class of preferred stock. In the first case, our Articles of Incorporation can be amended by the affirmative vote of the holders of a majority of all of our outstanding shares entitled to vote and, if there are multiple classes of stock outstanding, a majority of the shares of the class being increased or decreased. In the second case, our board of directors may amend our Articles of Incorporation without shareholder consent to change our registered agent or registered address. In the third case, our board of directors has the power to establish and designate new classes or series of preferred stock without shareholder consent. In addition, our board of directors has the power to adopt, amend or repeal our By-Laws.

Dissenters’ Rights of Appraisal and Payment
Under Liberian law, our shareholders have the right to dissent from various corporate actions, including any merger or certain sales, leases, exchanges or other dispositions of all or substantially all of our assets not made in the usual and regular course of our business, and have the right to receive payment of the fair value of their shares. If we amend our Articles of Incorporation in a way that alters certain rights of any of our shareholders, those shareholders have the right to dissent and receive payment for their shares. The dissenting shareholders may not receive that payment unless they follow the procedures set forth in the BCA. Those procedures require that if we cannot agree with our dissenting shareholders on a price for the shares, we shall institute a special proceeding in a Liberian court of competent jurisdiction or any other court of competent jurisdiction in which the corporation or other entity maintains offices; but in the case of a merger, consolidation, re-domiciliation or reregistration where the offering entity is a foreign entity without an office in Liberia, proceedings shall be brought in the country where the office of the Liberian corporation, whose shares are to be valued, was located or any other court of competent jurisdiction. The value of the shares of any dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Shareholders’ Actions
Under Liberian law, any of our shareholders or the holder of a beneficial interest in our shares may bring an action in our name to procure a judgment in our favor, provided that shareholder is a holder of our shares or of a beneficial interest in such shares at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law, among other requirements.

Advance Notice Provisions

Our By-Laws contain advance notice provisions with respect to shareholder nominations of candidates for election as directors and of any other business that the shareholder intends to bring at a meeting of shareholders other than procedural matters relating to the conduct of the meeting.

Limitations Under Indebtedness
Agreements governing certain of our indebtedness contain covenants that impose restrictions (subject to some exceptions) on us and our subsidiaries’ ability to take certain corporate actions.

Transfer Agent
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock
Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock. At the time that any series of our preferred stock is authorized, our board of directors will fix any dividend rights, any

Exhibit 4.2
conversion rights, any voting rights, any redemption provisions, any liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common stock or make it more difficult to effect a change in control. Our preferred stock could be used to dilute the stock ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred stock could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common stock.

Liability of Directors and Officers
Our Articles of Incorporation contain provisions which provide that our directors are not liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. In practice, we expect this eliminates the potential for monetary damages resulting from breach of fiduciary duties other than liability for:

• breaches of the duty of loyalty;

• acts or omissions not in good faith;

• acts or omissions which involve intentional misconduct or a knowing violation of law; or

• any transactions in which the director derived an improper personal benefit.

In addition, our Articles of Incorporation provide that directors and officers shall be indemnified and held harmless by us to the fullest extent permitted by Liberian law, if a director or officer is a party to or is threatened to be made a party to an action, suit or proceeding by reason of the fact that such person is or was our director or officer or serving at our request as a director or officer of another entity. Our By-Laws also contain provisions regarding the indemnification of directors and officers.

We believe that these provisions are necessary to attract and retain qualified persons as our directors and officers.